Exhibit 99.1

July 29, 2021

F&M Trust Completes Purchase of Future Corporate Headquarters

CHAMBERSBURG, PA – Franklin Financial Services Corporation (NASDAQ: FRAF), and its subsidiary F&M Trust, recently completed the purchase of the former Danfoss manufacturing facility located in both the Borough of Chambersburg and Guilford Township. The state-of-the-art facility, which is three miles from the bank’s current location, is the future site of the bank’s new corporate headquarters and operations center.

The bank purchased the facility for $7.0 million from CFDC, LLC, an entity jointly owned by the Franklin County Area Development Corp. (FCADC) and Chambersburg Area Development Corp. (CADC). The 67,000 square-foot Gold LEED building, constructed in 2009, is located at 1500 Nitterhouse Drive, Chambersburg, on an 11-acre parcel.

To prepare for its future move, F&M Trust sold its 41,000 square-foot corporate headquarters located at 20 South Main Street, for $3.3 million to CFDC and entered into a lease agreement for the 20 South Main Street property until renovations are completed and the move to the new building occurs in late 2022. Renovation costs are currently estimated at $8.7 million. The one-story building will house roughly 145 employees with the capacity for additional employees as the bank continues to grow. The Bank is expected to recognize a pre-tax gain of $1.8 million on the sale of its property in the third quarter of 2021. The sale / purchase transaction was structured as a 1031 Exchange for federal income tax purposes.

“Due to the pandemic, we decided to temporarily put our plans on hold so that we could focus on other priorities, including taking care of our customers and communities. It was always our intention to move forward with this project, and we are excited to complete this phase,” said Timothy G. Henry, President and CEO of F&M Trust. “The purchase of this facility marks the latest step in the growth of F&M Trust as we are taking decisive action to build for the future. I appreciate the support and patience exhibited by the CFDC, the bank’s board of directors and employees, as well as many others, and I look forward to the expansion of our bank’s reach and capabilities.”

“After 18 months of Covid induced delays, we are finally able to consummate our investment in downtown Chambersburg. The purchase of the F&M Trust building at 20 South Main Street represents a $3.3 million investment in the continued revitalization of downtown Chambersburg,” said L. Michael Ross, President of FCADC.

“We are fortunate to be in a unique position to assist F&M Trust with their future expansion in Franklin County,” said Stephen Christian, President and Executive Director of CADC and the Greater Chambersburg Chamber of Commerce. “No other financial institution is more thoroughly woven into the fabric of our community than F&M Trust.”

About Franklin County Area Development Corporation

Established in 1986, FCADC formulates, implements, and promotes a comprehensive countywide economic development strategy. The corporation strives to create an atmosphere that nourishes planned growth and family sustainable employment opportunities. Since its establishment, FCADC has successfully facilitated more than 760 projects throughout Franklin County, resulting in more than $2.2 billion in capital expenditures and creating/retaining more than 50,000 jobs.

About Chambersburg Area Development Corporation

Founded in 1960, CADC aims to improve the economic health and quality of life of the Chambersburg Area by bringing major employers to the area. CADC owns and operates an extensive commercial and industrial real-estate portfolio providing quality building solutions for dozens of businesses in Chambersburg and Franklin County. CADC is an affiliate of the Greater Chambersburg Chamber of Commerce and is linked to the creation of more than 2,800 jobs and over $3 million in local payroll and property tax revenues annually.

About F&M Trust

A subsidiary of Franklin Financial Services Corporation, F&M Trust is an independent community bank headquartered in Chambersburg. With approximately $1.6 billion in assets, F&M Trust has 21 community offices in Franklin, Cumberland, Fulton, and Huntingdon counties.

Please visit fmtrust.bank for more information.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms.  Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements.  These factors include (but are not limited to) the following: general economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of the coronavirus COVID-19 pandemic and responses thereto, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.